UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

PURAMED BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	00-52771	20-5510104
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1326 Schofield Avenue
Schofield, WI 54476
 (Address of principal executive offices)

(715) 359-6373
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Officer

Effective May 27, 2014, James Higgins resigned as a member of the Board of Directors (the “Board”) and as Chief Operating Officer of PuraMed Bioscience, Inc. (the “Company”).  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director and Officer

On May 27, 2014, the Board approved the appointment of Patricia McMurtrie as a member of the Board and as President and Chief Operating Officer of the Company.

Patricia McMurtrie, age 52, Director and Chief Operating Officer

Ms. Patricia McMurtrie, age 52, combines over 20 years of experience in the marketing and advertising field. Previously, she had been involved in direct marketing, theme design and agricultural industries holding positions as marketing and communications director and office manager.

From 2001 through 2014, Ms. McMurtrie was the co-owner and marketing director for Envision Marketing & Design, LLC, Inc., a marketing and design company providing services for local, regional and national clients. From 1996 through 2001, Ms. McMurtrie was the marketing and communications manager for a theme design firm. Ms. McMurtrie is also currently a director on the local Habitat for Humanity affiliate and the Idea Charter School boards.

The Board believes that Ms. McMurtrie’s experience in medical advertising and sales, together with her marketing, management and product experience, will enable the Company to accelerate its growth in several key areas.

Family Relationships

Mr. McMurtrie does not have any family relationship with a current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1*	Letter of Resignation from James Higgins, dated May 30, 2014

 *filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PURAMED BIOSCIENCE, INC.

Date: June 2, 2014	By:	/s/ Russell W. Mitchell
	Name:	Russell W. Mitchell
	Title:	Chief Executive Officer/Chief Financial Officer